Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2023 FIRST QUARTER FINANCIAL RESULTS

Coatesville, Pennsylvania, April 26, 2023 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $409,000 for the first quarter ended March 31, 2023 compared to $245,000, for the same period in 2022. Earnings per share (EPS) and diluted EPS were $0.16 for the first quarter of 2023 compared to $0.10 for the same period in 2022.

Income Statement

Net interest income was $3.0 million for the three months ended March 31, 2023 compared to $2.2 million for the same period in 2022. The period over period increase of 38.4% for the first quarter 2023 was primarily due to the increase in interest income on loans driven by the increase in average loans, as well as increases in cash and federal funds sold interest income as a result of rising interest rates, partially offset by increases in deposit and borrowings interest expense.

The Company recorded a provision for credit losses of $183,000 for the three months ended March  31, 2023 compared to $90,000 for the same period in 2022. The increase in the provision for credit losses for the three months ended March 31, 2023 compared to the same period in 2022 was primarily due to loan growth during the current period and in part for including the provision for unfunded commitments of $26,000 as a result of the adoption of Current Expected Credit Losses (CECL) accounting standard in the first quarter 2023. An additional partial charge-off of a previously written down commercial and industrial loan for $75,000 was taken in the first quarter of 2023, partially offset by recoveries of $15,000. Delinquencies remain benign, reserves are deemed to be adequate and the allowance coverage ratio has improved from the first quarter a year ago. The allowance for credit losses was $4.1 million, or 1.30%, of loans outstanding at March 31, 2023 and $4.0 million, or 1.31%, of loans outstanding at December 31, 2022. Total non-performing assets decreased 21.4% to $824,000 at March 31, 2023 from $1.0 million at December 31, 2022.  The non-performing assets to total assets ratio improved by six basis points to 0.21% at March 31, 2023 from 0.27% as of December 31, 2022.

Noninterest income was $138,000 for the three months ended March 31, 2023 compared to $122,000 for the same period in 2022. The primary reason for the increase in noninterest income for the three months ended March 31, 2023 was due to an unrealized gain on equity investments due to the increase in market value of the associated asset (Community Reinvestment Act equity investment) of $12,000 for the three months ended March 31, 2023, compared to a $40,000 loss for the same period in 2022, representing an increase of $52,000 period over period. This increase was partially offset by a $40,000 loss on disposal of property and equipment as a result of replacing the non-depository ATMs with full functioning ATMs as a continued investment in our

Exhibit 99.1

infrastructure and technology.  The new ATMs improve the client experience by providing twenty-four hours seven days a week access to banking services.

Noninterest expense was $2.5 million for the three months ended March 31, 2023 compared to $1.9 million for the same period in 2022. The increase for the three months ended March 31, 2023 was primarily due to increases in salaries and employee benefits and directors’ fees (primarily as a result of the option and stock awards expense of $134,000 in the first quarter of 2023 related to awards that were not granted until the fourth quarter of 2022).

Balance Sheet

Total assets increased $6.5 million or 1.7% to $393.0 million at March 31, 2023 from $386.5  million at December 31, 2022. The increase in assets was primarily due to increases in net loans receivable and cash and cash equivalents, partially offset by a decrease in debt securities available-for-sale. Gross loans increased $8.2 million or 2.7% to $313.6 million at March 31, 2023 from $305.4 million at December 31, 2022, primarily as a result of the increase in the commercial real estate portfolio as the Bank continues its focus on commercial lending. Management is monitoring the commercial real estate portfolio and concentration, assessing its associated risks. As part of this initiative, management is performing routine stress testing. Debt securities available-for-sale decreased $19.6 million or 37.6% to $32.5 million at March 31, 2023 as a result of short-term treasury securities purchased during 2022 maturing in the first quarter of 2023.  The maturity of the treasury securities during the first quarter of 2023 increased cash and cash equivalents $17.8 million or 103.2% to $35.0 million at March 31, 2023. Deposits increased by $5.9 million to $295.4 million at March 31, 2023 from $289.5 million at December 31, 2022 as a result of organic deposit gathering strategies. Stockholders’ equity increased $304,000 to $46.3 million at March 31, 2023 from $46.0 million at December 31, 2022 as a result of current quarter net income and a decrease in accumulated other comprehensive loss on the debt securities available for sale portfolio, partially offset by a $140,000 adjustment for the adoption of CECL and stock buybacks of 35,651 shares for $498,000 in the first quarter of 2023. The remaining weighted average life of our debt securities available for sale portfolio was 1.95 years at March 31, 2023.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not

Exhibit 99.1

limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	March 31,	December 31,		September 30,	June 30,	March 31,
	2023	2022		2022	2022	2022

Interest and dividend income	$4,369	$4,202		$3,683	$3,151	$2,784
Interest expense	1,324	1,020		695	658	584
Net interest income	3,045	3,182		2,988	2,493	2,200
Provision for credit losses	183	561		346	203	90
Noninterest income	138	1,007	**	141	147	122
Noninterest expense	2,465	2,223		2,271	2,009	1,932
Income before income taxes	535	1,405		512	428	300
Income taxes	126	297		98	81	55
Net income	409	1,108		414	347	245

Earnings per common share - basic	$0.16	$0.43		$0.16	$0.14	$0.10
Earnings per common share - diluted	$0.16	$0.43		$0.16	$0.14	$0.10

** The three months ended December 31, 2022 includes an $821,000 gain on sale of premises and equipment within noninterest income.

Balance Sheet Highlights (as of)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022

Total assets	$393,006	$386,547	$376,739	$396,067	$368,360
Cash and cash equivalents	34,954	17,204	22,738	45,437	54,797
Debt securities available-for-sale, at fair value	32,457	52,047	37,239	43,049	24,067
Loans receivable, net of allowance for credit losses	308,808	300,855	301,381	291,680	274,637
Deposits	295,437	289,495	289,628	309,013	286,112
Total stockholders’ equity	46,291	45,987	44,618	45,161	45,224
Accumulated other comprehensive (loss)	(1,533)	(1,932)	(2,006)	(1,547)	(1,137)

Exhibit 99.1

Performance Ratios (as of and for the three months ended)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022

Return on average assets (annualized)	0.43%	1.13%	0.42%	0.36%	0.29%
Return on average equity (annualized)	3.56%	9.08%	3.40%	2.89%	2.17%
Net interest margin (annualized)	3.26%	3.34%	3.19%	2.70%	2.66%
Allowance to non-accrual loans	496.36%	380.55%	281.98%	211.89%	205.46%
Allowance to total loans outstanding at the end of the period	1.30%	1.31%	1.24%	1.16%	1.16%
Net charge-offs to average loans outstanding during the period (annualized)	0.08%	0.49%	—%	—%	—%
Total non-performing loans to total loans	0.26%	0.34%	0.44%	0.55%	0.61%
Total non-accrual loans to total loans	0.26%	0.34%	0.44%	0.55%	0.57%
Total non-performing assets to total assets	0.21%	0.27%	0.36%	0.41%	0.46%
Tier 1 capital (to average assets)	10.06%	10.00%	9.73%	9.74%	10.69%
Book value per common share	$16.48	$16.16	$16.29	$16.26	$16.28
Tangible book value per common share*	$16.48	$16.16	$16.29	$16.26	$16.28
Tangible book value per common share (excluding accumulated other comprehensive loss)*	$17.02	$16.84	$17.02	$16.82	$16.69

Exhibit 99.1

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share. Book value is equal to tangible book value due to the Company having no intangible assets.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022

Tangible common equity is equal to total stockholders' equity	$46,291	$45,987	$44,618	$45,161	$45,224
Adjustment for accumulated other comprehensive (loss)	$(1,533)	$(1,932)	$(2,006)	$(1,547)	$(1,137)
Tangible equity excluding accumulated other comprehensive loss	$47,824	$47,919	$46,624	$46,708	$46,361
Common shares outstanding	2,809,425	2,845,076	2,739,461	2,777,250	2,777,250
Tangible book value per common share	$16.48	$16.16	$16.29	$16.26	$16.28
Tangible book value per common share excluding accumulated other comprehensive loss	$17.02	$16.84	$17.02	$16.82	$16.69